EXIBIT 99

                                                                 NEWS RELEASE
                                                                    Contacts:
                                Investor: Patrick Fossenier   1+ 650-378-5353
                              News Media: Gary Frantz         1+ 650-378-5335


               CON-WAY INC. REPORTS FIRST-QUARTER 2008 RESULTS



SAN MATEO, Calif.-April 16, 2008-Con-way Inc. (NYSE:CNW) today reported net income from continuing operations for the first quarter of 2008 of $22.5 million (after preferred stock dividends), or 47 cents per diluted share. The results compared to first-quarter 2007 net income from continuing operations

(after preferred stock dividends) of $24.9 million, or 51 cents per diluted share.



Revenue was $1.20 billion, an increase of 19.9 percent from last year's revenue of $1.00 billion, reflecting acquisitions completed during 2007.

Operating income in the 2008 first quarter was $54.0 million, an increase of

10.0 percent compared to $49.1 million earned in the first quarter a year ago.



Net income to common shareholders in the 2008 first quarter was $22.5 million, or 47 cents per diluted share, which included expenses of $5.2 million, or 7 cents per diluted share, associated with completion of organizational transformation initiatives at Con-way Freight. This compares to previous-year net income of $27.8 million, or 57 cents per diluted share.

The 2007 first quarter included discontinued operations which had a net gain of $2.9 million, or 6 cents per diluted share.



First quarter results in both 2008 and 2007 also were affected by worse-than-

expected winter weather conditions. These weather-related effects reduced first-quarter diluted earnings per share in both years by an estimated 4 cents.



Excluding the Con-way Freight organizational transformation costs in 2008,

the company's first-quarter diluted earnings per share were 54 cents in 2008,

compared to 51 cents in 2007.



Describing the business climate as "lackluster at best," Douglas W. Stotlar,

Con-way's president and CEO, said, "We're operating in a challenging and uncertain economic environment, which continues to restrain demand and place pressure on pricing and margins. Based on current economic data and feedback from our customers, there appear to be few catalysts to accelerate demand in the freight markets, at least in the short term," he said.



"The current economy notwithstanding, I was encouraged by modest growth at

Con-way Freight in the quarter as targeted, customer-specific sales initiatives produced results and increased market share," Stotlar added.  "We also began to see some early results from our synergy initiatives as Con-way

Truckload was able to leverage business opportunities with Menlo and Con-way

Freight to improve asset utilization and reduce empty miles."



Commenting on Menlo Worldwide Logistics, Stotlar noted that trends toward outsourcing of logistics operations, both geographically and functionally across the supply chain, continued to benefit Menlo. "Menlo has a solid pipeline across all of its principal industry groups," said Stotlar. "Our pace of new business wins is tracking with expectations, particularly in

Europe and Asia. The challenge for Menlo will be margin improvement and cost management as new business wins are implemented."



The effective tax rate for the 2008 first quarter was 39.4 percent compared to 41.8 percent in the same period of 2007. Both the 2008 and 2007 tax rates were affected by discrete tax adjustments which increased the effective tax rate.



FREIGHT



For the 2008 first quarter, Con-way Freight, the company's regional less-

than-truckload operations, reported:



   * Operating income of $36.1 million, a decrease of 24.3 percent from the

     $47.7 million earned in the year-ago period. The decrease reflected the effect of unprecedented fuel costs, the influence of pricing pressures on cost recovery, and higher operating expense. The 2008 first-quarter income also was lower in part due to $5.2 million in expenses for completion of Con-way Freight's business transformation.



   * Revenues of $743.3 million, a 9.4 percent increase over last year's first-quarter revenues of $679.7 million.



   * Tonnage per day handled by Con-way Freight increased 3.1 percent over the previous-year first quarter.



   * Yield for Con-way Freight improved 7.8 percent from the previous-year first quarter. Excluding the fuel surcharge, yield improved 2.1 percent.



   * Con-way Freight recorded an operating ratio of 95.2 in the 2008 first quarter compared to 93.2 in first-quarter 2007, reflecting the earlier-

     mentioned extraordinary fuel escalation, pricing pressures and higher operating costs.  Excluding the previously noted business transformation costs, the 2008 first-quarter operating ratio was 94.4.



The 2008 first quarter had rebranding expense of $3.7 million compared to

$2.8 million in 2007. The company expects Con-way Freight's rebranding and the associated expense to be completed in the second quarter.



On January 28, 2008, Con-way Freight implemented a general rate increase of

5.5 percent.



LOGISTICS



For the first quarter of 2008, Menlo Worldwide Logistics, the company's global logistics and supply chain management operations, reported:



   * Operating income of $6.3 million, a 4.2 percent decrease from $6.5 million in the first quarter of 2007. Income decreased due to integration and weather-related costs from Asian operations, and business closings for the Chinese New Year, which reduced

     volumes from China operations.



   * Revenue of $341.5 million, up 6.5 percent from the previous-year first-

     quarter revenue of $320.5 million.



   * Net revenue of $126.0 million, an increase of 21.0 percent compared to

     $104.1 million in the previous-year first quarter, reflecting revenues gained from Menlo's acquisitions in Asia, which were completed last year. While Menlo achieved growth in net revenues, operating income declined due to the previously noted integration and weather-related costs from Asian operations, and the effects of the Chinese New Year holiday.



At the end of the first quarter of 2008, Menlo successfully launched the operating and management platform for the Defense Transportation Coordination

Initiative (DTCI), bringing on-line the program's first Defense Distribution

Center (DDC) in Puget Sound, Washington.  With implementation under way, the company expects to begin recognizing revenue from DTCI in the 2008 second quarter. Additional DDCs will go live in a phased roll-out throughout 2008 and into 2009.  DTCI operations had an immaterial effect on first quarter results.



In the 2007 first quarter, the company recorded a charge of $2.7 million for the post-closing settlement of outstanding items related to the sale of

Menlo's interest in Vector SCM, LLC to General Motors Corp.



TRUCKLOAD



Results for the Truckload segment reflect the combined operations of Con-

way's former truckload division and Contract Freighters Inc., which Con-way acquired in August 2007, and renamed Con-way Truckload in January 2008. For the first quarter of 2008, the company's full-truckload transportation operations reported:



   * Operating income of $10.3 million.



   * Revenue of $116.0 million, after the elimination of inter-company revenues.



   * Operating ratio on total revenues (before inter-company eliminations and exclusive of fuel surcharges) of 91.4.



CON-WAY OTHER



Con-way Other includes the company's Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced a profit of $1.4 million during the 2008 first quarter, compared to a loss of

$1.7 million in the year-ago period.



2008 OUTLOOK



Con-way is revising its outlook for 2008 full-year earnings and now expects diluted earnings per share from continuing operations to be between $3.00 and

$3.40 based on an assumed number of diluted shares outstanding of 48.1 million.  The company's previous 2008 annual guidance was for diluted earnings per share from continuing operations to be between $3.40 and $3.80.



"Given the weak demand environment and the inflationary effect of unprecedented energy costs, we believe pricing will remain under pressure for some time.  Until such time as we have tangible evidence of improving economic conditions we believe a cautious, measured approach to the outlook for earnings is warranted," concluded Stotlar.



Con-way's effective tax rate is expected to be 38.4 percent for the year.



INVESTOR CONFERENCE CALL



Con-way will host a conference call for the investment community tomorrow,

Thursday, April 17 at 11:00 a.m., Eastern Daylight Time (8:00 a.m.

Pacific). On the call, management will review results of the quarter ending on March 31.



The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live internet webcast at www.con-way.com, in the investor relations section.



An audio replay will be available for two weeks following the call by dialing

(800) 642-1687 or (706) 645-9291 (for international callers) and using access code 39223414.  An Internet replay of the presentation will also be available at the Con-way web site.


Con-way Inc. (NYSE:CNW) is a $4.7 billion freight transportation and logistics services company headquartered in San Mateo, Calif. Named FORTUNE magazine's "Most Admired Company" in transportation and logistics for 2008,

Con-way delivers industry-leading services through three primary operating companies: Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics.

These operating units provide high-performance, day-definite less-than-

truckload and full truckload and intermodal freight transportation, as well as logistics, warehousing and supply chain management services, and trailer manufacturing. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit us on the Web at www.con-way.com.


FORWARD-LOOKING STATEMENTS


Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements of estimates or belief, any statements regarding the acquisition of Transportation Resources, Inc. and its subsidiaries, including Contract Freighters, Inc. (collectively, "CFI"), and related financing, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of Con-way's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices or fuel surcharges and the effect of ongoing litigation alleging that Con-way engaged in price fixing of fuel surcharges in violation of Federal antitrust laws, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility that Con-way may, from time to time, be required to record impairment charges for long-lived assets, the acquisition of CFI and related financing(including integration risks and risks that acquisition synergies are not realized), the possibility of defaults under Con-way's $400 million credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), and the possibility that Con-way may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, matters relating to the 1996 spin-off of Consolidated Freightways Corporation ("CFC"), including the possibility that CFC's multi-employer pension plans may assert claims against Con-way, matters relating to the sale of Menlo Worldwide Forwarding, Inc., including Con-way's obligation to indemnify the buyer for certain losses in connection with the sale, and matters relating to Con-way's defined benefit pension plans. The factors included herein and in Item 7 of Con-way's 2007 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.




                                 Con-way Inc.
                      Statements of Operating Results
                (Dollars in thousand except per share amounts)

                            Three Months Ended
                                 March 31,
                           ---------------------
                            2008           2007
                           --------     --------
                                           [c]

REVENUES

   Freight               $  743,320       679,690
   Logistics [a]            341,460       320,481
   Truckload [b]            115,969           948
   Other                        832         1,072
                         ----------     ---------
                         $1,201,581     1,002,191
                         __________     _________


OPERATING INCOME (LOSS)

    Freight              $   36,077      47,678
    Logistics                 6,263       6,536
    Truckload [b]            10,276        (663)
    Vector                       -       (2,699)
    Other                     1,392      (1,732)
                          ---------     --------
                             54,008      49,120


Other Expense, net           14,209       3,328
                          ---------     --------

Income before Taxes          39,799      45,792
  Income Tax Provision       15,687      19,156
                          ---------     --------

Income from
 Continuing Operations       24,112      26,636
                          ---------     --------


Discontinued Operations,
 net of tax Gain from
     Disposal                     -       2,919
                          ---------     --------
                                  -       2,919


Net Income                   24,112      29,555

  Preferred Stock Dividends   1,656       1,714

                          ---------     --------
NET INCOME AVAILABLE TO
  COMMON SHAREHOLDERS    $   22,456      27,841
                         __________     ________


NET INCOME FROM CONTINUING
  OPERATIONS AVAILABLE
  TO COMMON SHAREHOLDERS $   22,456      24,922
                         __________     ________


Weighted-Average Common Shares Outstanding

  Basic                  45,230,686   45,990,881
  Diluted                48,146,091   49,145,454



Earnings Per Common Share

  Basic
    Net Income from
     Continuing Operations   $  0.50      $ 0.54

    Gain from Disposal             -        0.07
                            ---------     --------
                             $  0.50      $ 0.61
                           __________     ________



 Diluted
    Net Income from
     Continuing Operations   $  0.47      $ 0.51

    Gain from Disposal             -        0.06
                            ---------     --------
                             $  0.47      $ 0.57
                            _________     ________



                    ****************************************************

[a]Menlo Logistics' net revenues

    Revenues                   $341,460      $320,481
    Purchased transportation   (215,452)     (216,358)
                               _______________________
    Net revenues               $126,008      $104,123


[b]Effective August 23, 2007, Con-way acquired Contract Freighters, Inc. and affiliated companies (collectively, "CFI"). Under purchase-method accounting, CFI's operating results are included in Con-way's statements of operating results only for periods subsequent to the acquision.


[c]During the fourth quarter of 2007, Con-way identified adjustments related to the first quarter of 2007. Con-way has determined that those adjustments were not material to either the first or fourth quarter. However, for a more accurate presentation, Con-way has elected to revise the first quarter of 2007 by decreasing net income from continuing operations by $4.1 million ($0.09 per diluted share).

Results of Con-way Truckload and RSI were previously reported in the Freight segment. In connection with the acquisition of CFI, a new Truckload segment was created. Accordingly, the operating results of Con-way Truckload are reported in the Truckload segment and the results of RSI are reported in the Other segment and prior periods have been reclassified to conform to the current presentation.





                                Con-way Inc.
                           Condensed Balance Sheets
                            (Dollars in thousands)


ASSETS                  March 31, 2008            December 31, 2007

Current assets        $      875,818              $        855,478
Property, plant
 and equipment, net        1,460,073                     1,458,788
Other assets                 727,940                       703,414
                       -------------              ----------------
      Total Assets    $    3,063,831              $      3,017,680




LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities   $      723,003              $        681,492
Long-term debt
 and guarantees              931,627                       955,722
Other long-term
 liabilities and
 deferred credits            469,102                       471,370
Shareholders'
  equity                     940,099                       909,096
                        -------------              ----------------
Total Liabilities and
 Shareholders' Equity  $   3,063,831              $      3,017,680